UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G*

                    Under the Securities Exchange Act of 1934



                       First Washington Realty Trust, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                               CUSIP No. 337489504
                                 (CUSIP Number)




                                  May 22, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [   ] Rule 13d-1(b)
      [ x ] Rule 13d-1(c)
      [   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         California
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         149,554
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      149,554
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         149,554
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         2.0 %
---------======================================================================
   12    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         California
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         136,760
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      136,760
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         136,760
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         1.8 %
---------======================================================================
   12    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         California
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         142,003
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      142,003
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         142,003
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         1.9 %
---------======================================================================
   12    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         12,222
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      12,222
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         12,222
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         0.2 %
---------======================================================================
   12    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         32,107
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      32,107
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         32,107
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         0.4 %
---------======================================================================
   12    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         18,300
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      18,300
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         18,300
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         0.2 %
---------======================================================================
   12    Type of Reporting Person*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         472,646
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      472,646
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         472,646
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.4 %
---------======================================================================
   12    Type of Reporting Person*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         472,646
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      472,646
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         472,646
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.4 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      700
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      700
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         491,646
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 28 Pages

                                  SCHEDULE 13G
===============================
 CUSIP No. 337489504
===============================

---------======================================================================
   1     Name of Reporting Person
         I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  5   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      6   Shared Voting Power
    Shares
 Beneficially         490,946
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  7   Sole Dispositive Power

                      -0-
                ------=========================================================
                  8   Shared Dispositive Power

                      490,946
---------======================================================================
   9     Aggregate Amount Beneficially Owned By Each Reporting Person

         490,946
---------======================================================================
   10    Check Box if the Aggregate Amount in Row (9)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   11    Percent of Class Represented by Amount in Row (9)

         6.6 %
---------======================================================================
   12    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 28 Pages

Item 1.     Issuer

            (a)   Name of Issuer:

                  First Washington Realty Trust, Inc. ("Issuer")

            (b)   Address of Issuer's Principal Executive Offices:

                  4350 East-West Highway, Suite 400
                  Bethesda, Maryland 20814

Item 2.     Identity and Background.

            A. Farallon Capital Partners, L.P. ("FCP")

                  (a)   Farallon Capital Partners, L.P.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   California

                  (d)   Common Stock, $.01 par value (the "Shares")

                  (e)   CUSIP # 337489504

            B. Farallon Capital Institutional Partners, L.P. ("FCIP")

                  (a)   Farallon Capital Institutional Partners, L.P.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   California

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            C. Farallon Capital Institutional Partners II, L.P. ("FCIP II")

                  (a)   Farallon Capital Institutional Partners II, L.P.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza

                               Page 19 of 28 Pages

                        Suite 1325
                        San Francisco, CA  94111

                  (c)   California

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            D. Farallon Capital Institutional Partners III, L.P. ("FCIP III")

                  (a)   Farallon Capital Institutional Partners III, L.P.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   Delaware.

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            E. Tinicum Partners, L.P. ("TINICUM")

                  (a)   Tinicum Partners, L.P.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   New York

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            F. Farallon Capital Management, L.L.C. ("FCMLLC")

                  (a)   Farallon Capital Management, L.L.C.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   Delaware

                               Page 20 of 28 Pages

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            G. Farallon Partners, L.L.C. ("FPLLC")

                  (a)   Farallon Partners, L.L.C.

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   Delaware

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            H. Enrique H. Boilini ("Boilini")

                  (a)   Enrique H. Boilini

                  (b)   c/o Farallon Capital Management, L.L.C.
                        75 Holly Hill Lane
                        Greenwich, CT  06830

                  (c)   Argentina

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            I. David I. Cohen ("Cohen")

                  (a)   David I. Cohen

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   South Africa

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            J. Joseph F. Downes ("Downes")

                  (a)   Joseph F. Downes

                               Page 21 of 28 Pages

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            K. Fleur E. Fairman ("Fairman")

                  (a)   Fleur E. Fairman

                  (b)   933 Park Avenue
                        New York, New York 10028

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            L. Jason M. Fish ("Fish")

                  (a)   Jason M. Fish

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            M. Andrew B. Fremder ("Fremder")

                  (a)   Andrew B. Fremder

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                               Page 22 of 28 Pages

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            N. William F. Mellin ("Mellin")

                  (a)   William F. Mellin

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            O. Stephen L. Millham ("Millham")

                  (a)   Stephen L. Millham

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            P. Meridee A. Moore ("Moore")

                  (a)   Meridee A. Moore

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

            Q. Thomas F. Steyer ("Steyer")

                  (a)   Thomas F. Steyer

                               Page 23 of 28 Pages

                  (b)   c/o Farallon Capital Management, L.L.C.
                        One Maritime Plaza
                        Suite 1325
                        San Francisco, CA  94111

                  (c)   United States

                  (d)(e)The  information  set  forth in (d) and (e) of Item 2(A)
                        above is incorporated herein.

      With respect to the persons or entities listed above: (i) FCP is filing with respect to the Shares held by it; (ii) FCIP is filing with respect to the Shares held by it: (iii) FCIP II is filing with respect to the Shares held by it; (iv) FCIP III is filing with respect to the Shares held by it; (v) Tinicum (collectively, with FCP, FCIP, FCIP II and FCIP III, the "Partnerships") is filing with respect to the Shares held by it; (vi) FCMLLC is filing with respect to the Shares held by certain accounts managed by FCMLLC (the "Managed Accounts"1); (vii) FPLLC is filing with respect to the Shares held by each of the Partnerships; (viii) each of Boilini, Cohen, Downes, Fremder, Mellin, Millham, Moore and Steyer is filing with respect to the Shares held by each of the Partnerships and the Managed Accounts; (ix) Fairman is filing with respect to the Shares held by each of the Partnerships; and (x) Fish is filing with respect to the Shares held by each of the Partnerships, the Managed Accounts and the Shares held for the accounts of his minor children (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer shall hereafter collectively be referred to as the "Reporting Persons").

      The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares. Fish may be deemed to be the beneficial owner of the 700 Shares held for the accounts of his minor children.

Item  3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C 78o).

            (b)   [ ] Bank as defined  in Section  3(a)(6) of the Act (15 U.S.C.
                  78c).

------------
      1 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 18,300 Shares (equal to approximately 0.2 % of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                               Page 24 of 28 Pages

            (c) [ ] An Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   [ ]  An   Investment   Adviser  in  accordance   with  Section
                  240.13d-1(b)(1)(ii)(E);

            (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(ii)(F);

            (g) [ ] A Parent Holding Company or Control Person in accordance with Section 240.13d-1(b)(ii)(G); (Note: See Item 7)

            (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Section 240.13d-1(c), check this box. [X]

Item 4.     Ownership

            (a)   Amount Beneficially Owned:

                  The information set forth in Row 9 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (b)   Percent of Class:

                  The information set forth in Row 11 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        The information set forth in Row 5 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

                  (ii)  shared power to vote or to direct the vote:

                              Page 25 of 28 Pages

                        The information set forth in Row 6 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

                  (iii) sole power to dispose or to direct the disposition of:

                        The information set forth in Row 7 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

                  (iv)  shared power to dispose or to direct the disposition of:

                        The information set forth in Row 8 of the cover page hereto for each Reporting Person is incorporated herein by reference for each such Reporting Person.

      The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares. Fish may be deemed to be the beneficial owner of the 700 Shares held for the accounts of his minor children.

Item 5.     Ownership of Five Percent or Less of a Class

            N.A.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            N.A.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            N.A.

Item 8.     Identification and Classification of Members of the Group

            N.A.

Item 9.     Notice of Dissolution of Group

            N.A.

                              Page 26 of 28 Pages

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 27 of 28 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 22, 1998

                              /s/ Joseph F. Downes
                              ----------------------------------------
                              FARALLON PARTNERS, L.L.C.,
                              on its own behalf and as General Partner of
                              FARALLON CAPITAL PARTNERS, L.P.,
                              FARALLON CAPITAL INSTITUTIONAL
                              PARTNERS, L.P., FARALLON CAPITAL
                              INSTITUTIONAL PARTNERS II, L.P.,
                              FARALLON CAPITAL INSTITUTIONAL
                              PARTNERS III, L.P. and TINICUM PARTNERS, L.P. by Joseph F. Downes
                              Managing Member


                              /s/ Joseph F. Downes
                              ----------------------------------------
                              FARALLON CAPITAL MANAGEMENT, L.L.C.
                              by Joseph F. Downes
                              Managing Member


                              /s/ Joseph F. Downes
                              ----------------------------------------
                              Joseph F. Downes, individually and as
                              attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Thomas F. Steyer.



      The Powers of Attorney, each executed by Boilini, Cohen, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer, authorizing Downes to sign and file this Schedule 13G on each person's behalf which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference.

                              Page 28 of 28 Pages